ValueSetters:
Cecilia Lenk
CEO
339-368-8100
cecilia.lenk@valuesetters.com

FOR IMMEDIATE RELEASE

Coreen Kraysler, CFA, Joins ValueSetters as CFO

Former Senior Vice President and Principal at Independence Investments Strengthens the Company's Business Advisory Services

BOSTON, MA – September 11, 2017 – ValueSetters Inc. (OTC:VSTR) announced the hiring of Coreen Kraysler, CFA, as its Chief Financial Officer. Ms. Kraysler is a Chartered Financial Analyst, with over 30 years of investment experience. Formerly a Senior Vice President and Principal at Independence Investments, she managed several 5-star rated mutual funds as well as institutional accounts and served on the Investment Committee. She also worked at Eaton Vance as a Vice President, Equity Analyst on the Large and Midcap Value teams. A specialist in financial services, household and consumer products, she guest lectures at local colleges and universities. She received a B.A. in Economics and French, Cum Laude, from Wellesley College and a Master of Science in Management from MIT Sloan.

"We are pleased that a person of Coreen's caliber is joining our management team," said ValueSetters' CEO, Cecilia Lenk. "Her business experience in analyzing and investing in companies, plus her expertise in financial services, household and consumer products companies will make her a valuable member of our team."

"ValueSetters has made substantial progress this summer with the hiring of a new CEO and CTO, and I believe it will become a significant force in helping clients raise capital," said Ms. Kraysler. "I have been particularly impressed with the versatility of its client base and the company's commitment to the FinTech movement. ValueSetters has a referral agreement with netcapital.com, a leading Title III equity-based funding portal, and we look forward to growing that relationship."

About ValueSetters:

ValueSetters is a publicly-traded, boutique advisory firm, based in Boston. Our team of experts, including entrepreneurs, angel investors, and industry specialists, work with companies at all stages to provide assistance with capital raising, strategy, and technology consulting. For more information, visit our web site at http://valuesetters.com.

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